National City®	Alan Jones Vice President Credit Administration One National City Center Suite 400S Indianapolis, TN 46255

December 19, 2008

Michael Cox
CFO
Bioanalytical Systems, Inc. 2701 Kent Avenue
West Lafayette, Indiana 47906

RE:           National City Bank, N.A. (NCB or Bank) credit facilities to Bioanalytical Systems, Inc. referred to as (Borrower).

Dear Michael:

This letter is to provide you with written notice that NCB hereby waives as of September 30, 2008 the Borrower’s violation of Paragraph 5.3.3 of the Second Amendment to Amended and Restated Credit Agreement dated October 24, 2007 regarding Tangible Net Worth. Furthermore, the Bank has approved the following definition to replace Paragraph 5.3.3:

Maintain its Tangible Net Worth at not less than Fourteen Million Dollars ($14,000,000) as of September 30, 2008, and increasing as of each fiscal quarter end thereafter by an amount equal to Fifty Percent (50%) of Borrower’s net income (without reduction for any net losses) for such fiscal quarter.

This waiver of the above referenced paragraph does not in any way waive any of the Borrowers’ obligations and duties under the Loan Agreement or affect NCB’s rights and remedies under the same for any covenant violations or other defaults that have occurred in the past, exist now, or may arise in the future.

Alan D. Jones
Vice President